Exhibit 99.1

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax twincitiespower.com • townsquareenergy.com • discountenergygroup.com

May 15, 2015	PRESS RELEASE

TCPH Reports Financial Results for Q1 2015

LAKEVILLE, MN – Twin Cities Power Holdings, LLC (“TCPH” or the “Company”) today announced its financial results for the first quarter ended March 31, 2015:

•	Total revenues for Q1 2015 were $16,227,000 compared to $29,934,000 for the same period in 2014, a decrease of 46%.

•	Operating income for Q1 2015 totaled $1,413,000, down 89% from $12,312,000 earned in Q1 2014.

•	Net income for 2015’s first quarter totaled $833,000, down 93% from $11,857,000 in the comparable period of 2014.

•	Our ratios of earnings to fixed charges, calculated in accordance with the SEC’s formula[1], for the quarters ended March 31, 2015 and 2014 and the year ended December 31, 2014 were 1.99x, 23.24x, and 2.47x, respectively.

•	With respect to our balance sheet:
o	At March 31, 2015, our liquidity ratio (unrestricted cash, cash in trading accounts, and trade receivables divided by total assets) declined slightly to 74.8% compared to 81.5% at December 31, 2014;
o	Our debt-to-total capital ratio (total debt divided by total debt plus equity) increased to 102.9% at March 31, 2015 from 87.7% at December 31, 2014; and
o	Our debt-to-equity ratio (total debt divided by total equity) decreased to -35.13x times at March 31, 2015 compared to 7.15x at December 31, 2014.

•	Based on management’s assessment of wholesale and retail electricity market conditions, we are revising our guidance for 2015. We expect that revenues for the year will be in a range of $70 to $80 million, up from $55 to $65 million. We expect operating income in a range of $6 to $8 million.

In the short term, wholesale electricity price levels and changes are driven by supply and demand. Demand is affected by the weather while supply is driven by generation or transmission outages and fuel prices, particularly for natural gas. Generally, the Company’s greatest opportunities to generate trading revenues and profits occur during periods of market turbulence, when the near-term forecast for supply or demand is more likely to be inaccurate.

“As we moved into 2015, the record cold temperatures of the so-called “polar vortex” were a thing of the past. Although many were adversely affected by these events, the exceptional volatility represented an incredible trading opportunity for us in 2014 and we set revenue and profitability records. The first quarter of 2015 showed a return to more normal weather and trading conditions as shown by the tables below”, said Tim Krieger, TCPH’s Chief Executive Officer.

[1]	As defined by the SEC, the ratio of earnings to fixed charges is "earnings" (the sum of income before taxes and fixed charges) divided by "fixed charges" equal to interest expense, one-third of operating lease rental expense to approximate interest, and amortization of deferred financing costs.

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16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax twincitiespower.com • townsquareenergy.com • discountenergygroup.com

	Three Months Ended March 31,
				Increase (decrease)
	Units			This year vs last year		This year vs LTA
	2015	2014	LTA (1)	Units	Percent	Units	Percent
U.S. Weather
Heating degree-days	2,370	2,492	2,171	(122)	-5%	199	9%
Cooling degree-days	43	31	36	12	39%	7	21%
Avg temperature (°F)	37.1°F	34.3°F	37.6°F	2.8°F	8%	-0.4°F	-1%

Natural Gas
Henry Hub spot price ($/MCF)	2.90	5.08	3.96	(2.18)	-43%	(1.06)	-27%
Working gas in underground storage, Lower 48 states, EIA weekly estimates (BCF)	2,119	1,633	2,291	486	30%	(173)	-8%

1 - "LTA" abbreviates long term average. For weather data, the 30 year period is 1984-2013 and for natural gas the 5 year period is 2009-2013.

	Three Months Ended March 31,
PJM West Hub Peak Day Ahead			Increase (decrease)
	2015	2014	Units	Percent
Price ($/MWh)
Average	53.72	102.50	(48.78)	-48%
Maximum	237.48	655.75	(418.27)	-64%
Minimum	28.49	37.15	(8.66)	-23%
Standard deviation	36.08	97.51	(61.43)	-63%
Coefficient of variation (stdev ÷ avg)	67%	95%	-28%	-29%

Daily percentage changes
Average	4.1%	8.7%	-4.6%	-53%
Maximum	209.3%	200.3%	9.0%	4%
Minimum	-63.5%	-78.1%	14.7%	-19%
Standard deviation	33.8%	47.4%	-13.5%	-29%

Number of days
Up 10% or more	20	22	(2)	-9%
Between 10% up and 10% down	23	17	6	35%
Down 10% or more	20	24	(4)	-17%

“Normal weather for the U.S. for the first quarter of the year is about 2,173 heating degree-days and 36 cooling degree-days[2]. Q1 2015 was about normal while Q1 2014 was colder than average. Nationwide, the average temperature for 2014’s first quarter was 34.3°F or 9% colder than the long term average of 37.6°F. In terms of electricity consumption, cooling degree-days and heating degree-days are not necessarily equal. For example, many people will not turn on their air conditioners until the outside temperature reaches 75° or more and CDDs are measured from a base of 65°. Furthermore, while air conditioning always uses electricity, heating is often provided by other fuels such as natural gas or fuel oil. The average for the benchmark PJM West Peak price to which much of our trading is tied during Q1 2015 was $53.72/MWh with a standard deviation of $36.08 and a trading range of $28.49 to $237.48; these are much more normal conditions that than Q1 2014. In 2014, the average price in the first quarter was $102.5/MWh with a high of $655.75, a low of $37.15, and a standard deviation of $97.51”, Mr. Krieger continued.

[2]	A “degree-day” compares outdoor temperatures to a standard of 65°F. Hot days require energy for cooling and are measured in cooling degree-days (“CDD”) while cold days require energy for heating and are measured in heating degree-days (“HDD”). For example, a day with a mean temperature of 80°F would result in 15 CDD and a day with a mean temperature of 40°F would result in 25 HDD.

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16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax twincitiespower.com • townsquareenergy.com • discountenergygroup.com

“With respect to our retail business, we had a very nice first quarter in customer acquisitions. We expect to enjoy favorable returns from these customers during the rest of the year. We ended the quarter with over 29,000 customers, up 302% from about 7,400 as of the end of the first quarter of 2014. Also, our unit sales increased by over 106% from 27,000 MWh last year to of 56,000 this year. The quarter also brought a modest decrease in weighted average sales prices to 9.52 cents/kWh compared to 10.65 cents/kWh last year”, Mr. Krieger concluded.

Key Operating Statistics	For and at three months ended March 31,
(in units unless otherwise indicated)			Increase (decrease)
	2015	2014	Units	Percent
Retail electricity sales ($000s)	5,377	2,913	2,464	84.6%
Wholesale trading revenue, net ($000s)	84	1,812	(1,728)	-95.4%
Total segment revenues ($000s)	5,461	4,725	736	15.6%

Unit sales (MWh)	56,469	27,352	29,117	106.5%
Weighted average retail price (¢/kWh)	9.52	10.65	(1.13)	(10.6%)
Customers receiving service, end of period	29,608	7,364	22,244	302.1%

About Twin Cities Power Holdings, LLC

Twin Cities Power Holdings, LLC is a Minnesota limited liability company that serves as a holding company and is headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone 952-241-3103. More information about the Company is available at www.twincitiespower.com.

The Company trades electricity for its own account in wholesale markets regulated by the Federal Energy Regulatory Commission as well as other energy-related derivative contracts on exchanges regulated by the Commodity Futures Trading Commission. The Company also holds retail electricity supplier licenses from the states of Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey, Ohio, Pennsylvania, and Rhode Island. See www.townsquareenergy.com and www.discountenergygroup.com.

While the equity of TCPH is privately held, our Renewable Unsecured Subordinated Notes are registered with the SEC and may be purchased by residents of California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, South Dakota, Texas, Utah, Vermont, and Wisconsin. To obtain an investment kit, visit www.tcpnotes.com. To check our most recent interest rate offerings, visit www.sec.gov, select “Filings”, “Company Filings Search”, enter “Twin Cities Power” in the company name box, and click the Search button. Our most current interest rate offerings are found in the most recent Rule 424(b)(2) prospectus supplement filings.

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16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax twincitiespower.com • townsquareenergy.com • discountenergygroup.com

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as: "may", "will", "expect", "anticipate", "believe", "estimate" "continue", "predict", or other similar words making reference to future periods, including expectations of 2014 revenues and operating income. In addition, forward-looking statements include statements regarding our intent, belief, or current expectation about trends affecting the markets in which we participate, our businesses, financial condition, and growth strategies, among other things. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in forward-looking statements as a result of various factors, including, but not limited to, those set forth in the "Risk Factors" sections of our filings with the Securities and Exchange Commission.

If any of the events described in these "Risk Factors" occur, they could have a material adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in our SEC filings, in mind. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this press release.

Non-GAAP Financial Measures

TCPH’s press releases and other communications may include certain “non-GAAP financial measures”, defined as a numerical measure of a company's financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of coverage ratios, liquidity measures, and debt-to-equity ratios. The Company’s management believes that these non-GAAP financial measures provide useful information and enables investors and analysts to more accurately compare the Company's ongoing financial performance over the periods presented.

Investor Relations Contact

Wiley H. Sharp III

VP - Finance & CFO, 952-241-3105

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16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax twincitiespower.com • townsquareenergy.com • discountenergygroup.com

Twin Cities Power Holdings, LLC & Subsidiaries

U.S. dollars in thousands	For & at 3 months ended Mar 31,				For & at year ended Dec 31,
	2015		2014		2014
Statement of Operations Data
Wholesale trading revenue	$10,850		$27,022		$38,612
Retail electricity revenue	5,377		2,913		11,229
Net revenue	16,227		29,934		49,841

Total costs of revenues & operations	14,814		17,622		43,402
Operating income	1,413		12,312		6,440

Interest expense	(764)		(468)		(2,293)
Interest income	49		12		143
Other income (expense), net	135		0		(510)
Net income	833		11,857		3,779

Preferred distributions	(137)		(137)		(549)
Net income attributable to common	695		11,720		3,230

Net income	833		11,857		3,779
Foreign currency translation adjustment	(51)		(75)		661
Change in fair value of cash flow hedges	441		(38)		(1,220)
Unrealized gain on investment securities	12		12		5
Comprehensive income	$1,235		$11,755		$3,226

Ratio of earnings to fixed charges, TTM	-18.78	x	–		2.47	x
Ratio of earnings to fixed charges, for period	1.99	x	23.24	x	2.47	x

Balance Sheet Data
Cash - unrestricted	$4,396		$11,283		$2,397
Cash in trading accounts	16,004		18,942		21,100
Trade receivables	5,572		2,820		2,394
Other current assets	2,864		1,382		728
Total current assets	28,836		34,428		26,619

Equipment & furnishings, net	846		484		763
Other assets, net	5,042		4,151		4,389
Total assets	$34,724		$39,063		$31,770

Trade payables	$2,706		$1,031		$1,544
Accrued expenses	6,529		11,091		5,133
Notes payable, demand & current	11,646		6,026		8,652
Other current liabilities	583		188		583
Total current liabilities	21,464		18,336		15,912

Long term debt	11,591		5,761		10,636
Other liabilities	2,330		–		2,524
Total liabilities	35,386		24,097		29,072

Series A preferred equity	2,745		2,745		2,745
Common equity	(3,955)		11,621		(194)
Accumulated comprehensive income	549		599		147

Total (deficit) equity	(662)		14,965		2,698
Total liabilities & (deficit) equity	$34,724		$39,063		$31,770

Liquidity, percent of total assets	74.8%		84.6%		81.5%
Debt to total capital ratio	102.9%		44.1%		87.7%
Debt to equity ratio	-35.13	x	0.79	x	7.15	x

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16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax twincitiespower.com • townsquareenergy.com • discountenergygroup.com

This chart shows the level and volatility of PJM West Hub day-ahead power prices for all of 2014 and for 2015 on a year to date basis. Our wholesale trading revenues generally correspond to weather- and natural gas price-driven volatility or lack thereof. Market conditions in Q1 2014 created exceptional trading opportunities for us, but over time other factors come into play as well, which might cause revenues to correlate less directly to volatility. Among others, these factors include the size and nature of the trades we may or may not have in place when and if the market moves, as well as the duration of profitable trading opportunities.

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